Exhibit 99.1

GLYCOMIMETICS AND APOLLOMICS Announce Exclusive Collaboration and License Agreement to Develop and Commercialize UPROLESELAN and GMI-1687

IN GREATER CHINA

-	GlycoMimetics to receive an upfront cash payment with eligibility to receive development, regulatory, and sales-based milestones, and tiered royalties

-	Apollomics expands its oncology pipeline with a late-stage asset and a potential to treat patients with hematologic malignancies including acute myeloid leukemia (AML)

ROCKVILLE, MD, USA; FOSTER CITY, CA, USA and Hangzhou, China, January 6, 2020 – GlycoMimetics, Inc. (NASDAQ: GLYC), a leader in the field of applied glycotechnology for cancer, and Apollomics, Inc., an innovative biopharmaceutical company committed to the discovery and development of oncology combination therapies, announced today an exclusive collaboration and license agreement for the development and commercialization of uproleselan and GMI-1687 in Mainland China, Hong Kong, Macau and Taiwan, also known as Greater China.

Under the terms of the agreement, Apollomics will be responsible for clinical development and commercialization in Greater China. The companies will also collaborate to advance the preclinical and clinical development of GMI-1687, a highly potent, subcutaneous E-selectin antagonist with broad clinical potential.  Subject to the terms of the agreement, GlycoMimetics will receive an upfront cash payment of $9 million and will be eligible to receive potential milestone payments totaling approximately $180 million, as well as tiered royalties on net sales.  Apollomics will be responsible for all costs related to development, regulatory approvals, and commercialization activities for uproleselan and GMI-1687 in Greater China. GlycoMimetics will supply uproleselan and GMI-1687 to Apollomics via a clinical and commercial supply agreement.  GlycoMimetics retains all rights for both compounds in the rest of the world.

“We believe Apollomics is the ideal long-term strategic partner for uproleselan and GMI-1687 in Greater China.  The company has a highly experienced leadership team and drug development capabilities that complement our desire to bring these novel therapies to patients with AML and other hematologic malignancies,” said Rachel King, GlycoMimetics Chief Executive Officer. “We are excited about the opportunity to expand the reach of uproleselan and GMI-1687 with this agreement.”

Guo-Liang Yu, Ph.D., Chief Executive Officer of Apollomics, added, “Our portfolio of assets is composed of highly specific, targeted agents, and we believe that the mechanism of action for uproleselan and GMI-1687 to selectively bind to E-selectin is the perfect complement to our pipeline. The work done by GlycoMimetics will allow Apollomics to leverage emerging data in AML and other hematologic malignancies in which uproleselan and GMI-1687 might be effective and beneficial for patients in Greater China.”

About Uproleselan (GMI-1271) and GMI-1687

Discovered and developed by GlycoMimetics, uproleselan and GMI-1687 are investigational, first-in-class, targeted inhibitors of E-selectin.  Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-expected induction-related mortality rates. Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects.

GMI-1687 is a rationally designed, innovative antagonist of E-selectin that is potentially suitable for subcutaneous (SC) administration. When given by SC injection in preclinical models, GMI-1687 has been observed to have equivalent activity to uproleselan, but at an approximately 250-fold lower dose. GlycoMimetics believes that GMI-1687 could be developed as a potential life-cycle expansion to broaden the clinical usefulness of an E-selectin antagonist to conditions where outpatient treatment is preferred or required. GMI-1687 is currently undergoing investigational new drug (IND)-enabling studies.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.  GlycoMimetics’ wholly-owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including a Company-sponsored Phase 3 trial in relapsed/refractory AML. GlycoMimetics has also completed a Phase 1 clinical trial with another wholly-owned drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

About Apollomics, Inc.

Apollomics, Inc., incubated by OrbiMed Asia at inception, is an innovative biopharmaceutical company committed to the discovery and development of oncology combination therapies that harness the immune system and target specific molecular pathways to eradicate cancer. The company’s existing pipeline consists of five development-stage assets including two novel, humanized monoclonal antibodies that restore the body’s immune system to recognize and kill cancer cells, and three targeted therapies against uncontrolled growth signaling pathways. For more information, please visit www.apollomicsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development and potential benefits and impact of the Company’s drug candidates uproleselan and GMI-1687. These forward-looking statements include those relating to the potential benefits of and the planned clinical development of these drug candidates and potential milestone and royalty payments under the collaboration with Apollomics. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2019, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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GlycoMimetics Contacts

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

Apollomics Contacts

Investor Contact:

Wilson W. Cheung

Chief Financial Officer

Phone: 650-209-4436

Email: wcheung@apollomicsinc.com

Media Contact:

Remy Bernarda
Corporate Communications
Phone: (415) 203-6386

Email: remy.bernarda@apollomicsinc.com

Source: GlycoMimetics, Inc.